EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Real Estate Partners, L.P. Prices Debt Offering

New York, New York, January 12, 2007 — American Real Estate Partners, L.P. (NYSE:ACP) (“AREP”) announced today that due to positive market conditions it has increased its previously announced offering of 7 1/8% senior notes due 2013 from $300 million to $500 million. The transaction is expected to close on January 17, 2007.

AREP, a master limited partnership, is a diversified holding company involved in a variety of businesses. AREP’s businesses currently include gaming, real estate and textiles. To learn more about AREP, please visit www.arep.com.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

For further information, please contact:
Keith Meister
Vice Chairman and Principal Executive Officer
American Real Estate Partners, L.P.
(212) 702-4300